Exhibit 4.17

CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), THE ARIZONA SECURITIES ACT OR THE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION. THEY MAY NOT BE PURCHASED WITH A VIEW FOR DISTRIBUTION OR RESALE, AND MAY ONLY BE OFFERED, SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITY UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES ACT, OR AN OPINION OF COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR THE LAWS OF ANY OTHER JURISDICTION.

$________	January __, 2016
Tucson, Arizona

FOR VALUE RECEIVED, Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Company”) promises to pay to ______________, or its registered assigns (“Lender”), the principal sum of __________________ Dollars ($_______), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 8% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days; subject to increase in the manner provided below. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) January 31, 2018 (“Initial Maturity Date”) subject to extension as provided in the next sentence, or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Lender or made automatically due and payable, in each case, in accordance with the terms hereof. At the option of the Company, the Maturity Date may be extended beyond the Initial Maturity Date to January 31, 2020 provided (i) all accrued interest on the Note is paid through the Initial Maturity Date, and (ii) the interest rate on this Note will increase to 10% per annum; in which event, “Maturity Date” shall mean the Maturity Date as so extended.

This Note is one of the “Notes” issued pursuant to that certain Note and Warrant Purchase Agreement dated as of January 11, 2016 (“Purchase Agreement”) by and between the Company, Lender and certain other Lenders. Any capitalized term not otherwise defined herein shall have the meaning assigned to it in the Purchase Agreement.

The following is a statement of the rights of Lender and the conditions to which this Note is subject, and to which Lender, by the acceptance of this Note, agrees:

1.           Form and Application of Payments; Equal Rank.

(a)          Unless earlier converted into Common Stock as provided in this Note, all payments of interest and principal under the Note shall be in lawful money of the United States of America. All payments hereunder shall be applied first to any unpaid accrued interest on and second to the repayment of the unpaid principal balance of the Note.

(b)          This Note shall rank equally and ratably without priority over any other Note issued pursuant to the Company’s offering of convertible promissory notes in the aggregate principal amount of $3,000,000 (the “Notes”) of which this Note forms a part. Principal payments on the Notes shall be paid in the same proportion, one to the other, and at the same time so that all holders of Notes will receive the exact same treatment whether such payments are required pursuant to the terms hereof or as voluntary interim payments. Interest payments on the Notes shall be made to all Note holders at the same time in proportion to the amount of interest due on each Note.

(c)          This Note may not be prepaid without the written consent of the Lender.

2.           Conversion.

(a)          Automatic Conversion – IPO. If, prior to the Maturity Date, the Company closes an IPO (defined below), all principal of and accrued and unpaid interest on this Note shall automatically convert into fully paid and nonassessable shares of Common Stock at a conversion price per share (“Conversion Price”) equal to the per share purchase price for the Common Stock paid by the investors in the IPO. An “IPO” means a firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company.

(b)          Automatic Conversion Upon Change of Control. In the event of a Change of Control that occurs prior to the Maturity Date or an IPO, then the principal and accrued interest of this Note will automatically convert into fully paid and non-assessable shares of Common Stock immediately prior to the Change of Control at a conversion rate equal to $1.20 per share (the “Conversion Rate”). A “Change of Control” is (i) any capital reorganization of the Company, any reclassification or recapitalization or sale of the capital stock of the Company involving more than fifty percent (50%) of the voting power of the Company, or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or (ii) any voluntary or involuntary dissolution, liquidation or winding-up of the Company.

(c)          Optional Conversion if no IPO or Change of Control. If an IPO has not been completed or a Change of Control has not occurred by the Initial Maturity Date, at the written election of the Holder given not less than ten (10) business days prior to the Initial Maturity Date (“Notice of Election to Convert”), the principal together with all accrued and unpaid interest on the Notes shall convert into shares of Common Stock on the Initial Maturity Date at the Conversion Rate.

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(d)          Conversion Procedure.

(i)          Conversion Pursuant to Automatic Conversion. If this Note is to be automatically converted, written notice shall be delivered to Lender at the address last shown on the records of the Company for Lender or given by Lender to the Company for the purpose of notice (“Notice Address”), notifying Lender of the conversion to be effected, specifying the Conversion Price in the case of a conversion under Section 2(a), the principal amount of the Note to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon Lender to surrender to the Company, in the manner and at the place designated, the Note; provided, however, that upon the closing of an IPO, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation. The Company shall, as soon as practicable thereafter, issue and deliver to such Lender a certificate or certificates for the number of shares to which Lender shall be entitled upon such conversion, including a check payable to Lender for any cash amounts payable as described in Section 2(e). Any conversion of this Note pursuant to Section 2(a) shall be deemed to have been made immediately prior to the closing of the IPO and on and after such date the persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock. Any conversion of this Note pursuant to Section 2(b) shall be deemed to have been made immediately prior to the closing of the Change of Control and on and after such date the persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock. Any conversion of this Note pursuant to Section 2(c) shall be deemed to have been made on the Initial Maturity Date and on and after such date the persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock.

(ii)         Conversion Pursuant to Optional Conversion. Upon receipt of a Notice of Election to Convert, the Company shall, as soon as practicable thereafter, issue and deliver to Lender a certificate or certificates for the number of shares to which such Lender shall be entitled upon such conversion, including a check payable to Lender for any cash amounts payable as described in Section 2(d).

Any certificates representing shares of Common Stock issued pursuant to this Section 2(d) shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN THE NOTE PURSUANT TO WHICH THESE SHARES WERE ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

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(e)          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. Upon the conversion of the outstanding principal and unpaid accrued interest under this Note into Common Stock, in lieu of the Company issuing any fractional shares to the Lender, the Company shall pay to the Lender the amount of outstanding principal and accrued interest that is not so converted.

(f)          Release. Upon full conversion of this Note and the payment of the amounts specified in paragraph (d) above, the Company shall be forever released from all its obligations and liabilities under this Note.

3.          Principal and Interest Repayment. Unless this Note has been converted in accordance with the terms of Section 2 above or has been satisfied in accordance with the terms of this Note, the entire outstanding principal balance and all unpaid accrued interest (other than interest due and payable on the Initial Maturity Date in the event of an extension to the Maturity Date) shall become fully due and payable on the Maturity Date or upon the occurrence of an Event of Default. If the payments to be made by the Company shall be stated to be due on a date which is not a business day, such payment may be made on the next succeeding business day, and the interest payment on each such date shall include the amount thereof which shall accrue during the period of such extension of time.

4.          Events of Default. Each of the following shall constitute an Event of Default hereunder:

(a)          The Company shall fail to observe or perform any material covenant, obligation, condition or agreement contained in this Note, the Warrant or any other document to which the Company and the Lender are parties and such failure shall continue for 10 days after the Company’s receipt of written notice to the Company of such failure;

(b)          The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;

(c)          An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 120 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

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(d)          Defaults shall exist under any material agreements of the Company with any third party or parties which consists of the failure to pay any indebtedness for borrowed money in excess of $250,000 at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money in excess of $250,000 of the Company; unless the Company is actively controlling such default;

(e)          A final judgment or order for the payment of money in excess of $250,000 (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of 120 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its subsidiaries, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 90 days after issue or levy; or

(f)          Any representation or warranty made by or on behalf of the Company in the Purchase Agreement, this Note, the Warrant or otherwise furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made.

5.           Remedies Upon Event of Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 4(b) or 4(c)) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to the Company, declare all outstanding amounts and obligations payable by the Company under this Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all outstanding amounts and obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Lender may exercise any other right, power or remedy granted to it by the Purchase Agreement, this Note, the Warrant or any other documents, agreements or instruments delivered to Lender in connection with the execution of the Purchase Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6.           Restrictions on Sale. The Lender hereby agrees not to sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by the Lender (other than those included in the registration) during the 180-day period following the effective date of the registration statement for the Company’s IPO (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto)(the “Lock-Up Period”), provided, that all officers and directors of the Company and holders of at least 5% of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 6 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each certificate with a legend as substantially set forth in Section 2(d) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such 180-day (or other) period. The Lender agrees to execute a market stand-off agreement with the underwriters in the offering in customary form consistent with the provisions of this Section 6.

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7.          Adjustments. The number of shares of Common Stock to be issued upon each conversion of this Note shall be subject to adjustments as follows:

(a)          If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Rate in effect immediately prior to such combination will be proportionately increased.

(b)          If at any time or from time to time after the date upon which this Note was issued by the Company, the shares of Common Stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each holder of the Notes shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets, or otherwise by a holder of the number of shares of Common Stock into which such shares of this Note could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets, distribution of assets or other change, or with respect to such other securities or property by the terms thereof.

(c)          Upon the occurrence of each adjustment or readjustment of the Conversion Rate as a result of the events described in this Section 7, the Company, at its expense, shall compute such adjustment or readjustment and prepare and furnish to the Lender a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Failure to give such notice or any defect therein shall not affect the legality or validity of the subject adjustment.

8.           Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees, expenses and court costs incurred by Lender in enforcing and collecting this Note.

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9.           Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Lender in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

10.         Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

11.         Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles.

12.         Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(a)          Subject to the restrictions on transfer described herein, the rights and obligations of the Company and Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(b)          With respect to any offer, sale or other disposition of this Note or securities into which this Note may be converted, Lender will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Lender’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Lender that Lender may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made that the opinion of counsel for Lender, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Lender promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(c)          Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Lender.

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13.         Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Lender.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

CANCER PREVENTION PHARMACEUTICALS, INC.

Signature:
Name: Jeffrey Jacob
Title: Chief Executive Officer

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